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Exhibit 10.37

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

CO-BRANDED YELLOW PAGES AND WHITE PAGES
DIRECTORY SERVICES AGREEMENT

        This Co-Branded Yellow Pages Directory Services Agreement ("Agreement") is entered into as of the 2nd day of December, 2004 (the "Effective Date"), by and between Verizon Directories Corp, a Delaware corporation, whose principal offices are located at 2200 West Airfield Drive, DFW Airport, Texas 75261 ("Verizon"), and MyAreaGuide.com, Inc., a Nevada corporation, whose principal offices are located at 1240 East 100 South, Suite 5, St. George, Utah 84790 ("MyAreaGuide.com"). Verizon and MyAreaGuide.com may be referred to individually as a "Party" or collectively as the "Parties."

Background

        A.    Verizon owns, operates and maintains an internet-based interactive information service in the United States (the "SuperPages.com Service") from its Internet web site located at http://www.superpages.com, and various other web sites (collectively, the "SuperPages.com Web Site");

        B.    MyAreaGuide.com offers Internet users access to various content and services (and co-branded and private label versions of such content and services), through its website located at http://www.myareaguide.com (the "MyAreaGuide.com Web Site");

        C.    MyAreaGuide.com desires to host Yellow Pages Search Forms (defined below) on the MyAreaGuide.com Web Site, and send such search criteria from the server(s) that host the MyAreaGuide.com Web Site (the "MyAreaGuide.com Server(s)"), to the server(s) that host the SuperPages.com Web Site (the "SuperPages.com Server(s)"), and Verizon desires to send, in eXtensible Markup Language format ("XML format"), Yellow Pages Search Results (defined below) from the database(s) that serves the SuperPages.com Service (the "SuperPages.com Business Database") to the MyAreaGuide.com Server(s), for display on the yellow pages results pages on the MyAreaGuide.com Web Site ("Yellow Pages Results Pages"); and

        D.    MyAreaGuide.com may desire to host White Pages Search Forms (defined below) on the MyAreaGuide.com Web Site, and send such search criteria from the MyAreaGuide.com Server(s), to the SuperPages.com Server(s), and Verizon may desire to send, in XML format, White Pages Search Results (defined below) from the database(s) that serves the SuperPages.com Service (the "SuperPages.com Residential Database") to the MyAreaGuide.com Server(s), for display on the white pages results pages on the MyAreaGuide.com Web Site ("White Pages Results Pages"), subject to the terms and conditions set forth in this Agreement.

Terms and Conditions

        In consideration of the background facts set forth above, the parties' mutual obligations under this Agreement, and other good and valuable consideration, Verizon and MyAreaGuide.com agree as follows:

        1.    Definitions.

    a.
    "Affiliate" shall mean any person or entity which directly or indirectly controls or is controlled by or is under the common control with the Party at issue.

    b.
    "Category Descriptions" shall mean the business category and subcategory descriptions and/or category search criteria as Verizon may reasonably prescribe from time to time for MyAreaGuide.com's use in connection with and as part of the Co-Branded Yellow Pages Service contemplated by this Agreement.

    c.
    "Change of Control" means (a) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of MyAreaGuide.com; or (b) the acquisition by any individual, entity or group of more than twenty-five percent (25%) of the issued and outstanding capital stock of MyAreaGuide.com. Whether or not the MyAreaGuide.com Web Site constitutes substantially all of the assets of MyAreaGuide.com, a sale or other disposition of the MyAreaGuide.com Web Site to a third party will be deemed to constitute a Change of Control.

    d.
    "Click-Through" whether used as a noun or verb, shall mean the action or act performed by a user of the MyAreaGuide.com Web Site to electronically indicate, select and access additional content relating to a SuperPages.com Advertiser by clicking on a link contained in such SuperPages.com Advertiser's Pay Per Click Advertisement published or displayed on the Co-Branded Yellow Pages Web Site portion of the MyAreaGuide.com Web Site by or through Verizon.

    e.
    "Co-Branded White Pages Launch Date" shall mean the first date after the Effective Date upon which Verizon actually begins powering the Co-Branded White Pages Service on the MyAreaGuide.com Web Site.

    f.
    "Co-Branded White Pages Service" shall mean the service that Verizon and MyAreaGuide.com make generally accessible to end users through the use of a White Pages Search Form.

    g.
    "Co-Branded White Pages Web Site" shall mean all White Pages Search Pages and White Pages Results Pages.

    h.
    Co-Branded Yellow Pages Launch Date" shall mean the first date after the Effective Date upon which Verizon actually begins powering the Co-Branded Yellow Pages Service on the MyAreaGuide.com Web Site.

    i.
    "Co-Branded Yellow Pages Service" shall mean the service that Verizon and MyAreaGuide.com make generally accessible to end users through the use of a Yellow Pages Search Form (i.e. excluding any service MyAreaGuide.com makes accessible to end users through the use of any search form into which a Yellow Pages Search Form may be incorporated, but which does not involve Verizon).

    j.
    "Co-Branded Yellow Pages Web Site" shall mean all Yellow Pages Search Pages and Yellow Pages Results Pages.

    k.
    "Collected" shall mean (a) actually paid to Verizon as a result of direct billing, or (b) in the case of credit card billing (or other prepayments) actually paid to Verizon and applied to a relevant payment event (i.e., a Click-Through).

    l.
    "Confidential Information" shall mean any information that a Disclosing Party discloses to the Receiving Party about the Disclosing Party's business or activities that is, or is considered by the Disclosing Party to be, proprietary or confidential, and includes, without limitation, any and all business, financial, technical and other information relating to a Party, its customers, suppliers and Affiliates which is provided by either Party to the other hereunder, and which is further marked or designated as "confidential" or "proprietary", or which is otherwise known by the Receiving Party to be confidential or proprietary, or which the Receiving Party should otherwise recognize as being confidential or proprietary due to the circumstances surrounding the disclosure (including without limitation, all versions of Verizon's "SuperPages.com XML API and Display Requirements" document (which shall be deemed to be Verizon's Confidential Information), any and all data or information collected by MyAreaGuide.com regarding the Pay Per Click Advertisements (which shall be deemed to be Verizon's Confidential Information) and any and all reports provided by one Party to another under this Agreement). Confidential Information does not include information which (i) is in, or enters the public domain without breach of this Agreement, (ii) the Receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the Receiving Party knew prior to receiving such information from the Disclosing Party, or otherwise develops independently of any knowledge or information received from the Disclosing Party.

    m.
    "Damages" shall mean any and all arbitration awards, costs, damages, expenses (including reasonable attorneys' fees and court costs), final judgments, settlements and other loss or harm of any kind.

    n.
    "Disclosing Party" shall mean a Party that discloses Confidential Information to the other Party.

    o.
    "Indemnified Party" shall mean a Party who is indemnified as described herein by an Indemnifying Party, as defined below.

    p.
    "Indemnifying Party" shall mean the Party who is obligated to indemnify the other Party as described herein.

    q.
    "MyAreaGuide.com Licensed Marks" shall mean the trademarks, service marks, logos and trade names set forth in Exhibit A, and such other trademarks, logos, service marks and trade names as MyAreaGuide.com may provide to Verizon from time to time during the Term of this Agreement for its use in the promotion and/or marketing of the Co-Branded Yellow Pages Service (and, to the extent the parties agree to make a Co-Branded White Pages Service available pursuant to Section 5(a) of this Agreement, the Co-Branded White Pages Service) contemplated herein.

    r.
    "Pay Per Click Advertisement" shall mean the SuperPages.com Bid Program advertisement of a SuperPages.com Advertiser, as defined below.

    s.
    "Pay Per Click Revenue" shall mean the revenue Collected by Verizon from SuperPages.com Advertisers for Click-Throughs in accordance with terms of the SuperPages.com Bid Program, minus SuperPages.com Advertiser adjustments, dishonored checks and other payment instruments, sales commissions or fees, ad agency fees, and other third-party expenses incurred by Verizon in connection with the sale of the Pay Per Click Advertisements.

    t.
    "Proceeding" shall mean any claim, demand, cause of action, lawsuit, arbitration, mediation or other proceeding of any kind.

    u.
    "Receiving Party" shall mean a Party that receives Confidential Information from the Disclosing Party.

    v.
    "Search Criteria" shall mean data (including, without limitation, Category Descriptions) entered by users into a Search Form, or in the case of a Yellow Pages Search Form in the form of a submission button, data (including, without limitation, Category Descriptions) reasonably related to the page of the MyAreaGuide.com Web Site on which such button appears.

    w.
    "Search Form" shall mean a Yellow Pages Search Form or a White Pages Search Form, as applicable.

    x.
    "Search Results" shall mean Yellow Pages Search Results and White Pages Search Results.

    y.
    "Sponsored Links" shall mean links to other advertisers according to categories and capabilities determined by Verizon. Sponsored Links are not Pay Per Click Advertisements.

    z.
    "States" means those states set forth in Exhibit B.

    aa.
    "SuperPages.com Advertiser" shall mean an advertiser who participates in the SuperPages.com Bid Program, as defined below.

    bb.
    "SuperPages.com Bid Program" shall mean the program offered to advertisers whereby they bid for placement on the SuperPages.com Web Site.

    cc.
    "Technical Requirements" shall mean the requirements as Verizon may from time to time specify including, without limitation, Verizon's "SuperPages.com XML API and Display Requirements" document, Category Descriptions, and other search elements including business name, city, state; variables used for tracking purposes, and such other technical parameters as Verizon may specify.

    dd.
    "Term" shall mean, collectively, the Initial Term and period thereafter during which this Agreement remains in effect.

    ee.
    "Verizon Licensed Marks" shall mean those certain trademarks, logos, service marks and trade names depicted in Exhibit C, and such other trademarks, logos, service marks and trade names as Verizon may provide to MyAreaGuide.com from time to time during the Term of this Agreement for its use in the promotion and/or marketing of the Co-Branded Yellow Pages Service (and, to the extent the parties agree to make a Co-Branded White Pages Service available pursuant to Section 5(a) of this Agreement, the Co-Branded White Pages Service) contemplated herein.

    ff.
    "White Pages Searches" shall mean searches conducted using White Pages Search Forms.

    gg.
    "White Pages Search Form(s)" means form(s) (on which users may enter search criteria) and submission button(s) (through which data is submitted related to the page of the MyAreaGuide.com Web Site upon which the submission button appears) hosted and displayed on the MyAreaGuide.com Web Site and used in connection with the Co-Branded White Pages Service contemplated herein.

    hh.
    "White Pages Search Pages" shall mean the pages of the MyAreaGuide.com Web Site on which a White Pages Search Form appears.

    ii.
    "White Pages Search Results" shall mean the residential listing information (and such other content as available within the then-current version of the "SuperPages.com XML API and Display Requirements" document) resulting from White Pages Searches, on a search-by-search basis.

    jj.
    "Yellow Pages Searches" shall mean when a user of the MyAreaGuide.com Web Site uses a Yellow Pages Search Form (defined below) to initiate a yellow pages query, MyAreaGuide.com sends the Search Criteria submitted through such Yellow Pages Search Form by such user to a SuperPages Server in accordance with the Technical Requirements, and MyAreaGuide.com displays Yellow Pages Search Results sent by

      Verizon in response to such query, on results page(s) of the MyAreaGuide.com site, to the user who initiated such query, in accordance with the terms of this Agreement.

    kk.
    "Yellow Pages Payable Search" means a Yellow Pages Search in which the Yellow Pages Search Results include business listings. For purposes of this Agreement, neither (a) a user's selection of a "next" or "previous" button, an alphabetical button, or any other similar button or mechanism allowing the user to scroll through or otherwise navigate through the search results, (b) a query to the SuperPages.com Server(s) which returns a data entry error message, a "no listing found" or "category could not be found" messages or similar message, nor (c) display of a Yellow Pages Matching Categories Page, shall be deemed to initiate, or constitute, a "Yellow Pages Payable Search".

    ll.
    "Yellow Pages Search Form(s)" means form(s) (on which users may enter search criteria) and submission button(s) (through which data is submitted related to the page of the MyAreaGuide.com Web Site upon which the submission button appears) hosted and displayed on the MyAreaGuide.com Web Site and Used in connection with the Co-Branded Yellow Pages Service contemplated herein. Each Category Description in a Yellow Pages Matching Categories Page, and each Category Description in any interface of related Category Descriptions included in any Yellow Pages Search Results shall be a submission button, i.e., a Yellow Pages Search Form.

    mm.
    "Yellow Pages Matching Categories Page" shall mean pages on the MyAreaGuide.com Web Site displaying Yellow Pages Search Results comprised of matching Category Descriptions without business listings, as a result of a Yellow Pages Search.

    nn.
    "Yellow Pages Search Pages" shall mean the pages on the MyAreaGuide.com Web Site on which a Yellow Pages Search Form appears (including, without limitation, Yellow Pages Matching Categories Pages).

    oo.
    "Yellow Pages Search Results" shall mean the business information and related advertising (and such other content as available within the then-current version of the "SuperPages.com XML API and Display Requirements" document) resulting from Yellow Pages Searches, on a search-by-search basis.

        2.    Term; Renewal.    Unless sooner terminated as provided below, (a) if the Effective Date is before March 31, 2005, the initial term of this Agreement will commence on the Effective Date, and will continue thereafter through [***], or (b) if the Effective Date is after March 31, 2005, the initial term of this Agreement will commence on the Effective Date, and will continue thereafter for a period of [***] (the "Initial Term"). After the Initial Term, the Term of this Agreement shall automatically renew and extend on a year to year basis (each, a "Renewal Term") following the expiration of the Initial Term, unless sooner terminated in accordance with this Agreement; provided, however, that either Party may terminate this Agreement effective at the end of the then-current Initial Term or Renewal Term by providing the other Party with written notice of termination at least sixty (60) days prior to the expiration of such then-current Initial Term or Renewal Term. For purposes of this Agreement, "Term" means the Initial Term, together with any Renewal Term(s).

        3.    The Co-Branded Yellow Pages Service.

        a.    Launch Date.    MyAreaGuide.com will use commercially reasonable efforts to make the Co-Branded Yellow Pages Service contemplated by this Agreement generally accessible to end users of the MyAreaGuide.com Web Site no later than 30 days after the Effective Date.

        b.    Search Forms.

          i.    Design.    From the Co-Branded Yellow Pages Launch Date through the remaining Term, MyAreaGuide.com shall (a) use such elements, Category Descriptions, and other data fields as

  Verizon may reasonably specify from time to time in connection with the Yellow Pages Search Forms, (b) display the Yellow Pages Search Form with the keyword/category search as the default search option (i.e. with the keyword/category field (or option to search by keyword/category) appearing before, and otherwise more prominent on the Yellow Pages Search Form than, any field for business name (or option to search by business name). The Parties acknowledge and agree that, subject to MyAreaGuide.com's obligations regarding Confidential Information, the Yellow Pages Search Form(s) appearing on pages of the MyAreaGuide.com Web Site relating to states other than the States may be incorporated into search form(s) on the MyAreaGuide.com Web Site used in connection with information services other than the SuperPages.com Service (i.e. so that MyAreaGuide.com may send a query to the servers of different service providers using search criteria submitted through such search form(s)); provided, however, that the Yellow Pages Search Form(s) shall only be used in connection with the Co-Branded Yellow Pages Service contemplated herein which is powered by the SuperPages.com Service. All aspects of the format and design of the Yellow Pages Search Form not specifically addressed in this Agreement shall be mutually agreed upon, and such agreement shall not be unreasonably withheld by either Party.

          ii.    Placement.    From the Co-Branded Yellow Pages Launch Date through the remaining Term, the Yellow Pages Search Form(s) shall be displayed on those pages of the MyAreaGuide.com Web Site constituting the home page for each of the cities within the States for which there is content on the MyAreaGuide.com Web Site and on such other pages of the MyAreaGuide.com Web Site as the Parties may mutually agree. MyAreaGuide.com must use the elements, Category Descriptions and other data fields specified by Verizon in order for the Yellow Pages Search Form to compatible with the SuperPages.com Service.

        c.    Search Pages.    MyAreaGuide.com shall, at all times from the Co-Branded Yellow Pages Launch Date through the remaining Term of this Agreement, host the Yellow Pages Search Pages on its own servers and systems using the Technical Requirements to be provided by Verizon hereunder, and shall further use its best efforts to make Yellow Pages Search Forms and the related functionality accessible to end users of the MyAreaGuide.com Web Site.

        d.    Yellow Pages Searches; Technical Requirements.    MyAreaGuide.com shall, at all times from the Co-Branded Yellow Pages Launch Date through the remainder of the Term of this Agreement, transmit and provide to Verizon any Search Criteria entered by users into (or otherwise submitted by users in connection with) the Yellow Pages Search Forms, and any other data necessary to conform with the Technical Requirements, in accordance with the Technical Requirements, each time a user enters or otherwise submits Search Criteria using a Yellow Pages Search Form.

        e.    Verizon's Obligations.    At all times from the Launch Date through the remainder of the Term, Verizon shall use its commercially reasonable efforts to process Search Criteria submitted from the Yellow Pages Search Forms and transmitted to the SuperPages.com Server(s) (in accordance with the Technical Requirements) from a MyAreaGuide.com Server in connection with a Yellow Pages Search against the SuperPages.com Business Database, and to transmit the Yellow Pages Search Results thereby generated to the appropriate MyAreaGuide.com Server(s) in XML format for MyAreaGuide.com's display to the end user who initiated the Yellow Pages Search which resulted in the generation and transmission of such Yellow Pages Search Results. MyAreaGuide.com acknowledges that the Yellow Pages Search Results may include, without limitation, an interface of related Category Descriptions or other category choices, business listings, Sponsored Links, advertising, links to content, navigation features, and features and functionalities related to the listings.

        f.    MyAreaGuide.com's Obligations.    At all times from the Launch Date through the remainder of the Term, MyAreaGuide.com shall:

              i.  Receive Yellow Pages Search Results sent from the SuperPages.com Server(s) to the MyAreaGuide.com Server(s) in response to each Yellow Pages Search, and display the Yellow Pages Search Results without alteration, and with the same number of Yellow Pages Search Results on each Yellow Pages Results Page as would otherwise appear had the Yellow Pages Search Results been displayed by Verizon on the SuperPages.com Service instead.

             ii.  Ensure that all Yellow Pages Results Pages generated in response to specific Yellow Pages Search Forms are in the same language as the original Yellow Pages Search Forms themselves.

            iii.  Host all Yellow Pages Results Pages on its own servers and systems in a form substantially identical to the sample Yellow Pages Results Page attached hereto as Exhibit D, or such other form as the Parties may agree from time to time in writing.

            iv.  Display the Yellow Pages Search Results in the same relative placement in which they are displayed on the SuperPages.com Service or as otherwise reasonably requested by Verizon (e.g. each listing and advertisement will appear in the same sequence relative to other listings and advertisements, and all icons and other advertising items shall appear in the same relative priority to the listing to which it relates).

             v.  Enable the listings, advertising and other icons of the Yellow Pages Search Results displayed on the Yellow Pages Results Pages to display and provide access through links to the same web pages to which such listings, advertising and other icons are linked on the SuperPages.com Service and/or to such other links as Verizon may request from time to time.

            vi.  Ensure that any and all advertising it serves or allows a third party to serve pursuant to Section 4(c) below, and any and all banner advertising, on the Co-Branded Yellow Pages Web Site complies with the guidelines indicated in Exhibit E attached hereto.

        4.    Design Elements.

        a.    Graphical Design and Layout.    MyAreaGuide.com will host and maintain primary control over the graphical design, layout and overall "look and feel" of the Yellow Pages Search Pages and of the headers and footers on the Yellow Pages Results Pages on the MyAreaGuide.com Web Site. In doing so, MyAreaGuide.com shall (i) not alter any Yellow Pages Search Results provided hereunder, (ii) allow for such Verizon branding as Verizon may request from time to time (e.g. "Powered by SuperPages.com") and such other logos, notices and disclaimers as Verizon may reasonably specify from time to time on each Yellow Pages Results Page (including, without limitation, Yellow Pages Matching Categories Results Pages (if any), and listings Yellow Pages Results Pages), (iii) display the Verizon branding (sent by Verizon as part of the Yellow Pages Search Results) as shown on Exhibit D on all Yellow Pages Results Pages (including, without limitation, Yellow Pages Matching Categories Results Pages (if any), and listings Yellow Pages Results Pages), (iv) display the Yellow Pages Search Results on the Yellow Pages Results Pages, with the interface of related Category Descriptions in the left well (or such other location dictated by the Yellow Pages Search Results), the main advertisers and listing area in the center well (or such other location dictated by the Yellow Pages Search Results), the Sponsored Links in the right well (or such other location dictated by the Yellow Pages Search Results), the navigation features as dictated by the Yellow Pages Search Results, and as otherwise indicated in Exhibit D, and not publish any other data or information within such wells without Verizon's prior written approval; (v) display the city, state and category, in the form of a "crumb trail" as shown on Exhibit D, or similar form, to which the Yellow Pages Search Results pertain, on each Yellow Pages Results Page displayed hereunder, as well as all of the Yellow Pages Search Results provided by Verizon hereunder in response to each Yellow Pages Search, and (vi) include such link(s) as Verizon may reasonably request from appropriate locations of the MyAreaGuide.com Web Site to one or more pages on the Superpages.com Web Site where users may request that listings relating to a businesses owned or controlled by such users be deleted or modified. Notwithstanding anything to the contrary, the parties acknowledge and agree that Verizon shall have exclusive control of (a) the SuperPages.com Service and the manner in which it is integrated into the Co-Branded Yellow Pages Service contemplated by this Agreement (including but not limited to, category refinement features, Sponsored Links, order of advertisers and listings, products and features, etc.), and (b) the SuperPages.com Bid Program (including, without limitation, payment events related thereto). Under no circumstances should anything contained in this Agreement be construed as granting MyAreaGuide.com any right or license to install or use the SuperPages.com Business Database or the search engines used by Verizon in connection with the SuperPages.com Service on the MyAreaGuide.com Server(s), or to otherwise remotely access such database or search engines, except as expressly contemplated herein. All aspects of the format and design of Yellow Pages Search Pages and Yellow Pages Results Pages not specifically addressed herein shall be mutually agreed upon by the Parties prior to the launch of the Co-Branded Yellow Pages Service, and such agreement shall not be unreasonably withheld by either Party.

        b.    Sponsored Links.    Verizon will be entitled to include Sponsored Links as part of the Search Results, in its sole discretion. Verizon will retain all revenues generated from the Sponsored Links.

        c.    MyAreaGuide.com Advertising.    MyAreaGuide.com may display advertisements on each Yellow Pages Results Page in a total space of no larger than 200 pixels wide by 245 pixels high, directly above Verizon's Sponsored Links as shown on Exhibit D (which shall be in the right hand well unless otherwise dictated by the Search Results). Said advertising may be provided in whole or in part by any third party designated or contracted with MyAreaGuide.com. Spacing between each such MyAreaGuide.com advertisement, and between the lowest MyAreaGuide.com advertisement and the highest Sponsored Link, shall not exceed 10 pixels. MyAreaGuide.com may serve advertisements above the business listings of the Search Results on each Yellow Pages Results Page, provided that the total amount of space of the page header and such banner advertisements together does not exceed 795 pixels wide by 385 pixels high. Notwithstanding anything to the contrary, MyAreaGuide.com shall not include (or allow the inclusion of) any advertising of any other yellow pages information service on any page of the MyAreaGuide.com Web Site (or the Co-Branded Yellow Pages Web Site) containing Yellow Pages Search Results provided by Verizon. Except as expressly set forth in this Section 4(c), MyAreaGuide.com shall not serve (or allow any third party to serve) any advertising on any Yellow Pages Results Page.

        d.    Exclusivity.    Except as expressly set forth herein, MyAreaGuide.com covenants and agrees that, at all times from January 1, 2005 through the remainder of the Term of this Agreement, it will not publish or otherwise incorporate any direct links, search forms or references, whether graphical, textual or otherwise, on the pages of the MyAreaGuide Web Site pertaining to any of the States listed in Exhibit B to any other yellow pages information service. Verizon reserves the right to provide the services it is obligated to provide in connection with the Co-Branded Yellow Pages Service contemplated herein, in whole or in part, to third parties.

        5.    The Co-Branded White Pages Service.

        a.    Co-Branded White Pages Launch Date.    Verizon and MyAreaGuide.com may, upon the mutual agreement of the Parties, use their commercially reasonable efforts to make the Co-Branded White Pages Service generally accessible to end users of the MyAreaGuide.com Web Site. However, it is expressly understood and agreed that MyAreaGuide.com is free to contract with any third party provider for all white page services and searches, even including the States, without violating the exclusivity provisions hereof. In the event MyAreaGuides.com contracts with a third party for any white page services or searches, MyAreaGuides.com will not co-mingle the white pages search results provided by Verizon with the results obtained from any third party in response to any white pages search.

        b.    White Pages Search Forms.    From the Co-Branded White Pages Launch Date through the remaining Term, MyAreaGuide.com shall use such elements and other data fields as Verizon may specify from time to time in connection with the White Pages Search Forms, and the White Pages Search Forms shall be displayed at such positions within the MyAreaGuide.com Web Site as the parties mutually agree from time to time in writing. MyAreaGuide.com must use the elements and other data fields specified by Verizon in order for the White Pages Search Form to compatible with the SuperPages.com Service. All aspects of the format and design of the White Pages Search Form not specifically addressed in this Agreement shall be mutually agreed upon, and such agreement shall not be unreasonably withheld by either Party.

        c.    White Pages Search Pages.    MyAreaGuide.com shall, at all times from the Co-Branded White Pages Launch Date through the remaining Term of this Agreement, host the White Pages Search Pages on its own servers and systems, and shall further use its best efforts to make the White Pages Search Forms and the related functionality accessible to end users of the MyAreaGuide.com Web Site.

        d.    White Pages Searches; Technical Requirements.    MyAreaGuide.com shall, at all times from the Co-Branded White Pages Launch Date through the remainder of the Term of this Agreement, transmit and provide to Verizon any Search Criteria entered by users into (or otherwise submitted by users in connection with) the White Pages Search Forms, and any other data necessary to conform with the Technical Requirements, in accordance with the Technical Requirements, each time a user enters or otherwise submits Search Criteria using a White Pages Search Form. MyAreaGuide.com shall transmit such Search Criteria to the appropriate SuperPages.com Server(s) in accordance with Verizon's Technical Requirements.

        e.    Verizon's Obligations.    At all times from the Co-Branded White Pages Launch Date through the remainder of the Term, Verizon shall use its commercially reasonable efforts to process White Pages Searches submitted from the White Pages Search Forms to the SuperPages.com Server(s) against the SuperPages.com Residential Database, and to transmit the White Pages Search Results thereby generated to the appropriate MyAreaGuide.com Server(s) in XML format for MyAreaGuide.com's display to the end user who submitted the White Pages Search which resulted in the generation and transmission of such White Pages Search Results. MyAreaGuide.com acknowledges that the White Pages Search Results may include, without limitation, residential listings, advertising, links to content, and features and functionalities related to the listings.

        f.    MyAreaGuide.com's Obligations.    At all times from the Co-Branded White Pages Launch Date through the remainder of the Term, MyAreaGuide.com shall:

              i.  Receive White Pages Search Results sent from the SuperPages.com Server(s) to the MyAreaGuide.com Server(s) in response to each White Pages Search, and display the White Pages Search Results without alteration, and with the same number of White Pages Search Results on each White Pages Results Page as would otherwise appear had the White Pages Search Results been displayed by Verizon on the SuperPages.com Service instead.

             ii.  Ensure that all White Pages Results Pages are in the same language as the original White Pages Search Page from which the White Pages Results Pages were generated.

            iii.  Host all White Pages Results Pages on its own servers and systems in such form as the Parties may agree from time to time in writing.

            iv.  Display the White Pages Search Results in the same relative placement in which they are displayed on the SuperPages.com Service or as otherwise reasonably requested by Verizon (e.g. each listing and advertisement will appear in the same sequence relative to other listings and advertisements, and all icons and other advertising items shall appear in the same relative priority to the listing to which it relates).

             v.  Enable the listings, advertising and other icons of the White Pages Search Results displayed on the White Pages Results Pages to display and provide access through links to the same web pages to which such listings, advertising and other icons are linked on the SuperPages.com Service and/or to such other links as Verizon may request from time to time.

            vi.  Ensure that banner advertising on the Co-Branded White Pages Web Site complies with the guidelines indicated on Exhibit E.

        g.    Graphical Design and Layout.    From the Co-Branded White Pages Launch Date through the remaining Term, MyAreaGuide.com will host and maintain primary control over the graphical design, layout and overall "look and feel" of the White Pages Search Pages and of the headers and footers on the White Pages Results Pages. In doing so, MyAreaGuide.com shall (i) not alter any White Pages Search Results provided hereunder, (ii) allow for such Verizon branding as Verizon may request from time to time (e.g. "Powered by SuperPages.com") and such other logos, notices and disclaimers as Verizon may reasonably specify from time to time on each White Pages Search Form and each White Pages Results Page, (iii) display the White Pages Search Results in a rectangular area on the White Pages Results Pages as agreed upon by the Parties, and not publish any other data or information within such rectangular area without Verizon's prior written approval; and (iv) include such link(s) as Verizon may reasonably request from appropriate locations of the Co-Branded White Pages Web Site to one or more pages on the Superpages.com Web Site where users may request that listings relating to such user be deleted or modified. Notwithstanding the forgoing, the parties acknowledge and agree that Verizon shall have exclusive control of the SuperPages.com Service and the manner in which it is integrated into the Co-Branded White Pages Service contemplated by this Agreement, and under no circumstances should anything contained in this Agreement be construed as granting MyAreaGuide.com any right or license to install or use SuperPages.com Residential Database or the search engines used by Verizon in connection with the SuperPages.com Service on the MyAreaGuide.com Server(s), or to otherwise remotely access such database or search engines, except as expressly contemplated herein. All aspects of the format and design of White Pages Search Pages and White Pages Results Pages not specifically addressed herein shall be mutually agreed upon by the Parties prior to the launch of the Co-Branded White Pages Service.

        6.    License Grants; Covenants.

        a.    Verizon.

              i.  Verizon hereby grants MyAreaGuide.com a limited, non-transferable, right and license from the Co-Branded Yellow Pages Launch Date through the remainder of the Term, without the right to sublicense, to (i) submit Search Criteria entered into Yellow Pages Search Forms by end users of the MyAreaGuide.com Web Site directly to the SuperPages.com Server(s) in accordance with Verizon's Technical Requirements, and (ii) receive Yellow Pages Search Results sent to the MyAreaGuide.com Server(s) from the SuperPages.com Server(s) in response to Yellow Pages Searches conducted by end users hereunder, and (iii) display such Yellow Pages Search Results on Yellow Pages Results Pages hosted by MyAreaGuide.com on the MyAreaGuide.com Web Site; subject to and in accordance with the terms and conditions set forth in this Agreement.

             ii.  Verizon hereby grants MyAreaGuide.com a limited, non-transferable, right and license, from the Co-Branded White Pages Launch Date through the remainder of the Term, without the right to sublicense, to (i) submit Search Criteria entered into White Pages Search Forms by end users of the MyAreaGuide.com Web Site directly to the SuperPages.com Server(s) in accordance with Verizon's Technical Requirements, and (ii) receive White Pages Search Results sent to the MyAreaGuide.com Server(s) from the SuperPages.com Server(s) in response to White Pages Searches conducted by end users hereunder, and (iii) display such White Pages Search Results on White Pages Results Pages hosted by MyAreaGuide.com on the MyAreaGuide.com Web Site; subject to and in accordance with the terms and conditions set forth in this Agreement.

        b.    MyAreaGuide.com.    MyAreaGuide.com covenants and agrees that (i) any and all MyAreaGuide.com Server(s) used in connection with this Agreement shall be owned and operated by MyAreaGuide.com; (ii) it will not use, display, publish or store any Search Results (as part of any interactive on-line, CD-Rom, or other derivative product or service, or otherwise) except as expressly permitted hereunder; (iii) it will not sublicense, sell, or rent any Search Results in any way; (iv) it will not transfer, transmit, distribute or make available all or any portion of the Search Results to third parties, except as expressly contemplated by this Agreement; (v) it will not authorize any third party (including any of its end users) to disclose, reproduce, sell, distribute, redistribute or display any Search Results; (vi) it will not store any Search Results except in a temporary memory cache which is emptied not leas than once every twenty-four (24) hours; (vii) it will not edit, modify or create any derivative works of all or any part of the Search Results or the SuperPages.com Service without Verizon's express prior written consent; (viii) it will not use, or allow the use of, any Search Results in connection with any marketing solicitation; (ix) it will not use, or allow the use of, any hyperlink to the Superpages.com Web Site or other device to "datamine" the SuperPages.com Business Database or the SuperPages.com Residential Database in any way; and (x) it will not serve, or permit any third party to serve unauthorized or "pop-up" advertising, "pop-under" advertising or any other similar forms of advertising on any page of the Co-Branded Yellow Pages Web Site or the Co-Branded White Pages Web Site, or any other pages generated in response to a Yellow Pages Search or a White Pages Search, or that are otherwise served by MyAreaGuide.com following an end user's submission of a Yellow Pages Search or a White Pages Search.

        c.    Right of Access.    MyAreaGuide.com shall allow Verizon, at Verizon's sole expense, such reasonable access to its facilities and the MyAreaGuide.com Server(s) as Verizon may request from to time to time, to ensure that MyAreaGuide.com's use of Search Results hereunder is in accordance with the restrictions set forth herein.

        7.    Operations.

        a.    Traffic Credits.    MyArcaGuide.com acknowledges and agrees that the Parties intend for Verizon to receive all credit that may be determined by third parties who monitor, analyze and issue reports concerning the amount of traffic for websites, such as Media Metrix, Neilson, IPRO and any other traffic and data analysis firms, and further agrees to use its commercially reasonable efforts to ensure that Verizon receives all such credit for (i) all page views for all pages of the Co-Branded Yellow Pages Web Site and the Co-Branded White Pages Web Site served hereunder, and (ii) unique visitors for users who initiate a Yellow Pages Search and unique visitors who initiate a White Pages Search. MyAreaGuide.com shall apply for such assignments within two (2) weeks after the Effective Date and execute such documents and writings as Verizon may reasonably request (and otherwise fully cooperate with Verizon) to ensure that Verizon receives such credit.

        b.    Traffic Increases.    MyAreaGuide.com shall provide Verizon with advance written notice of traffic increases of 5 million searches (i.e. Yellow Pages Searches and White Pages Searches, collectively) or more, as follows: two (2) weeks advance notice of traffic increases of 5 million searches per month; and one additional week of notice for every additional 5 million searches per month.

        c.    Listing Changes.    MyAreaGuide.com shall promptly notify Verizon of any request by an end user of any of the MyAreaGuide.com Web Site to delete or modify any business listing information (relating to a business which such end user owns) or any residential listing information (of such end user), and which is also contained in the SuperPages.com Business Database or SuperPages.com Residential Database.

        d.    Changes in Technical Requirements.    In the event that Verizon provides MyAreaGuide.com of notice of its intention to make a change to the Technical Requirements related to query requirements or display requirements in connection with the Co-Branded Yellow Pages Service or the Co-Branded

White Pages Service, MyAreaGuide shall implement such changes within 14 days following its receipt of such notice.

        e.    Contact Persons.    Each Party shall provide the other with a contact number and identify a contact person for 24 × 7 × 365 technical support to the other party relative to the Co-Branded Yellow Pages Service and the Co-Branded White Pages Service. Verizon shall not have any obligation to support users of the MyAreaGuide.com Web Site except as expressly set forth herein.

        8.    Compensation; Reports.

        a.     [***] During the Term, users of the MyAreaGuide.com Web Site may click through links contained within Pay Per Click Advertisements purchased by SuperPages.com Advertisers whose listings appear in Search Results that are viewed by such users. Verizon will pay to MyAreaGuide.com [***]. Notwithstanding anything to the contrary, in the event that Verizon determines (in its sole discretion) that MyAreaGuide.com is in breach of any obligation or covenant under this Agreement and such breach remains uncured (as determined by Verizon in its sole discretion) thirty (30) days after notice to MyAreaGuide.com of such breach, in addition to and without waiving any other remedies available to Verizon, Verizon shall have no obligation to pay MyAreaGuide.com any amounts under this Agreement until and unless such breach is cured and, if such breach is cured, Verizon shall be entitled to set off the damages it incurred as a result of such breach (as determined by Verizon in its sole discretion) from the amounts otherwise due to MyAreaGuide.com hereunder. In the event that it is determined, by a court of competent jurisdiction, that Verizon wrongfully withheld payment of amounts pursuant to the foregoing provision of this Agreement, then any such wrongfully withheld amounts shall bear interest at the rate of one and one-half percent (1.5%) per month, until paid in full.

        b.    Time and Manner of Payment.    [***] Verizon will make payment according to the written instructions of MyAreaGuide.com by check to a postal address or by wire transfer to an account at a bank located in the United States. All amounts payable under this Agreement are denominated in United States dollars and are exclusive of all applicable domestic and foreign taxes, duties and excises in connection therewith.

        c.    Applicable Revenue.    Verizon will only pay to MyAreaGuide.com the percentage of the applicable revenue actually Collected by Verizon from its SuperPages.com Advertisers (if Verizon is obligated to pay MyAreaGuide.com a revenue share relating to a percentage of Pay Per Click Revenue pursuant to Section 8(a) above). Notwithstanding anything to the contrary, in the event that end users of the MyAreaGuide.com Web Site click through or otherwise access a Pay Per Click Advertisement in a manner that is not permitted under the terms of the SuperPages.com Bid Program agreement with the SuperPages.com Advertiser, or if click-throughs are generated by a "bot", "spider" or other similar mechanism, or if click-throughs are generated as a result of conduct intended to artificially increase or inflate the number of Click-Throughs generated hereunder (and thereby increase the amount of compensation payable to MyAreaGuide.com hereunder), or if click-throughs are otherwise fraudulent, then MyAreaGuide.com will not be entitled to receive payment, and Verizon will not be required to pay, for such Clicks-Throughs. Notwithstanding anything to the contrary, in the event that any yellow pages searches are generated by a "bot", "spider" or other similar mechanism, or if yellow pages searches are conducted as a result of conduct intended to artificially increase or inflate the number of Yellow Pages Payable Searches generated hereunder (and thereby increase the amount of compensation payable to MyAreaGuide.com hereunder), or if yellow pages searches are otherwise fraudulent, then MyAreaGuide.com will not be entitled to receive payment, and Verizon will not be required to pay, for such Yellow Pages Payable Searches. MyAreaGuide.com will make commercially reasonable efforts to stop "bots", "spiders" or other similar mechanisms from executing click-throughs on Pay Per Click Advertisements on the MyAreaGuide.com Web Site or yellow pages searches or white pages searches from the MyAreaGuide.com Web Site, and except for IP addresses generally associated with multiple users (i.e. Google, Inktomi, MSN, Yahoo, AOL and any other major search engine bot) if Verizon informs MyAreaGuide.com of the IP addresses of any entities that appear to be using "bots", "spiders" or other similar mechanisms, MyAreaGuide.com shall use commercially reasonable efforts to block such IP addresses from accessing the MyAreaGuide.com Web Site. MyAreaGuide.com shall notify Verizon as soon as reasonably practical if a bot, spider, other similar mechanism, network or user cannot be stopped from performing click-throughs on Pay Per Click Advertisements on the MyAreaGuide.com Web Site or yellow pages searches or white pages searches from the MyAreaGuide.com Web Site, and shall not object if Verizon blocks such IP addresses at its own initiative and expense on the SuperPages.com Web Site.

        d.    Each Party's Costs.    Verizon shall be solely responsible for any costs or expenses it incurs in connection with the provision of the services or performance of its obligations under this Agreement including, without limitation, expenses associated with any costs of operating and maintaining the SuperPages.com Web Site. MyAreaGuide.com shall be solely responsible for any costs or expenses it incurs in connection with the services or performance of its obligations under this Agreement including, without limitation, expenses associated with any HTML/XML programming and linking web pages to the SuperPages.com Web Site.

        e.    Verizon's Monthly Reports.    Verizon will provide MyAreaGuide.com with monthly usage reports during the term of this Agreement [***]. Each such usage report will cover a calendar month.

        f.    Taxes.    Each Party will be responsible for the payment of all taxes and duties assessed in connection with any payments it receives hereunder.

        9.    Audit Rights.    Each Party will maintain records relating to matters governed by this Agreement. Each Party will permit the other to have access, no more than one time each calendar year commencing with the Effective Date, upon ten (10) days advance written notice, at a mutually agreed time during the audited Party's normal business hours, but only in a manner that minimizes impact on the audited Party's business operations, to audit its records and books of account relating to the matters governed by this Agreement for the purpose of verifying the figures reported and determining whether the appropriate fees have been charged. If the audit reveals a discrepancy, any Party owing the other any amounts (whether from underpayment or the other Party's overpayment) will pay such amounts within thirty (30) days from the conclusion of the audit. In the event such an audit reveals that Verizon has underpaid MyAreaGuide.com by five percent (5%) or more, then Verizon shall bear the cost of the audit.

        10.    Publicity.    Neither Party shall issue any press release, statement or other public announcement concerning this Agreement nor the relationship hereby established without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

        11.    Intellectual Property.

        a.    Verizon Reservation of Rights.    Verizon shall retain all intellectual property rights in and to its SuperPages.com Service (and all portions and elements thereof, including without limitation, the SuperPagcs.com Business Database, the SuperPages.com Residential Database, and the Search Results and Category Descriptions provided by Verizon hereunder), its Superpages.com Web Site, and any modifications and enhancements to any of the foregoing. Except as expressly provided herein, nothing contained herein shall be interpreted so as to transfer any right, title or interest in any intellectual property right of Verizon nor to grant MyAreaGuide.com any rights or licenses in any intellectual property right of Verizon.

        b.    MyAreaGuide.com Reservation of Rights.    MyAreaGuide.com shall retain all intellectual property rights in and to its MyAreaGuide.com Web Site, excluding any and all data, trademarks, logos, content and other materials of any kind provided by Verizon hereunder. Except as expressly provided herein, nothing contained herein shall be interpreted so as to transfer any right, title or interest in any intellectual property right of MyAreaGuide.com, nor to grant Verizon any rights or licenses in any intellectual property right of MyAreaGuide.com.

        c.    Licensed Marks.    Verizon owns, or has a license to use the Verizon Licensed Marks and MyAreaGuide.com owns, or has a license to use the MyAreaGuide.com Licensed Marks (the Verizon Licensed Marks and the MyAreaGuide.com Licensed Marks are sometimes hereinafter collectively referred to as the "Licensed Marks"). Subject to the terms and conditions of this Agreement, each party hereby grants the other a non-transferable, royalty-free license, without the right to sublicense, to use the granting party's Licensed Marks solely in connection with (i) the performance of their obligations under this Agreement, and (ii) the promotion and marketing of the Co-Branded Yellow Pages Service (and the Co-Branded White Pages Service, in the event the parties agree to make a Co-Branded White Pages Service available pursuant to Section 5(a) of this Agreement) during the term of this Agreement. Each party shall have the right to control the nature and quality of the other's use of such party's Licensed Marks in connection with the promotion and marketing of the Co-Branded Yellow Pages Service and the Co-Branded White Pages Service. The parties further agree that any and all uses of the other's Licensed Marks shall inure to the other's benefit, and that they will not use any trademark, service mark, domain name or trade name that is identical, or confusingly similar, to any one or more of the other's Licensed Marks, except as permitted by this Agreement. For purposes of this Agreement, "Licensor" shall mean the party granting the foregoing license(s), and the "Licensee" shall mean the party to whom the forgoing license(s) are granted.

          i.    Form of Use of Licensed Marks.

            (1)   MyAreaGuide.com agrees that the style of use of the Verizon Licensed Marks shall be in the form and style conforming to such trademark usage guidelines, brand identity standards, and other restrictions as may be updated and/or imposed from time to time by Verizon's trademark licensing affiliate (hereinafter referred to as the "Verizon Licensing Company"), and as Verizon Licensing Company may approve in writing from time to time.

            (2)   Verizon agrees that the style of use of the MyAreaGuide.com Licensed Marks shall be in the form and style conforming to MyAreaGuide.com's trademark usage guidelines, as updated from time to time, and as approved by MyAreaGuide.com in writing.

            (3)   MyAreaGuide.com shall submit to Verizon Licensing Company for review and approval all materials that use any of Verizon Licensed Marks, at least thirty (30) days prior to the proposed publication, use or distribution of such materials. MyAreaGuide.com shall not publish, distribute or use any such advertising or promotional materials in which any one or more of the Verizon Licensed Marks are used without the prior written approval of the following representative of Verizon Licensing Company (or such other representative as Verizon may designate from time to time):

        Catherine Stanley
        Corporate Brand Management
        Verizon 777 PKWY Avenue
        Mail Code S00210
        Trenton, NJ 08618
        United States of America
        Phone: 610-941-8523
        Facsimile: 215-598-9578
        Internet: catherine.stanley@verizon.com

            (4)   Verizon shall submit to MyAreaGuide.com for review and approval, at least thirty (30) days prior to the proposed use, materials in which the MyAreaGuide.com Licensed Marks are used. Verizon shall not publish, distribute or use any such advertising or promotional materials in which any one or more of the MyAreaGuide.com Licensed Marks are used without the prior written approval of the following representative of MyAreaGuide.com (or such other representative as MyAreaGuide.com may designate from time to time):

        Dustin Moore
        Vice President of Operations
        MyAreaGuide.com, Inc.
        1240 East 100 South, Suite 5
        St. George, Utah 84790

        With copy to:
        Barry E. Clarkson, Esq.
        Clarkson & Draper, LLC
        1240 East 100 South, Suite 222
        St. George, Utah 84790

            (5)   Each Licensee (i.e. each Party) also agrees that, to the extent reasonably practical, it shall cause to appear on all advertisements, promotions and other displays on or in connection with which the Licensor's (i.e, the other Party's) Licensed Marks are used, such legends, markings and notices as the Licensor may reasonably require in order to give appropriate notice of any trademark rights therein.

          ii.    Ownership and Goodwill.    Each Licensee acknowledges and agrees that:

            (1)   The Licensor is either the sole and exclusive owner of rights in the Licensor's Licensed Marks, or otherwise has the right and license to use the Licensed Marks.

    The Licensee undertakes not to challenge the validity of the Licensor's Licensed Marks, or the registration and ownership of the Licensed Marks (by Licensor or its Affiliate(s)), and agrees that it will not do anything that is inconsistent with such ownership.

            (2)   All use of the Licensor's Licensed Marks by Licensee and all goodwill developed therefrom will inure to the benefit of and be on behalf of the Licensor.

            (3)   Nothing in this Agreement shall give Licensee any right, title or interest in or to the Licensor's Licensed Marks other than the right to use the Licensor's Licensed Marks in the manner contemplated by this Agreement, and only for so long as this Agreement is in force.

            (4)   It will not utilize the Licensor's Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names, except in connection with the promotion and marketing of the Co-Branded Yellow Pages Service(and the Co-Branded White Pages Service, in the event the parties agree to make a Co-Branded White Pages Service available pursuant to Section 5(a) of this Agreement), and then only during the term of this Agreement and as permitted hereunder.

            (5)   It will not hereafter seek registration of the Licensor's Licensed Marks or any similar trademarks, service marks, trade names or domain names in its own name or in the name of its Affiliate(s).

            (6)   It will cooperate reasonably with Licensor, at Licensor's expense, in the procurement of any registration of the Licensor's Licensed Marks which Licensor may choose to undertake at Licensor's sole discretion, including, but not limited to supplying evidence of use of the Licensor's Licensed Marks to Licensor.

          iii.    Infringement.

            (1)   In the event that either party becomes aware of any unauthorized use of the other's Licensed Marks, or infringing uses or acts of unfair competition or dilution or of any uses of confusingly or substantially similar trademarks, service marks, trade names or domain names, on or in connection with the marketing, advertising or provision of similar goods or services (each, an "Unauthorized Use"), such party shall promptly provide the other with written notice thereof.

            (2)   Licensor shall have the right, but not the obligation, to challenge and attempt to eliminate each Unauthorized Use. Licensee, at Licensor's expense, shall reasonably cooperate with Licensor in investigating, prosecuting and settling any infringement action instituted by Licensor against any person or entity engaging in an Unauthorized Use. Licensee, at its own expense, shall have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such infringement action instituted by Licensor.

            (3)   Any recovery obtained in connection with or as a result of any infringement action contemplated under this Section 1l(c)(iii)(3), whether by settlement or otherwise, shall be retained by the Licensor.

            (4)   Each party agrees that it will not utilize the other's Licensed Marks except in connection with the promotion and marketing of the Co-Branded Yellow Pages Service(and the Co-Branded White Pages Service, in the event the parties agree to make a Co-Branded White Pages Service available pursuant to Section 5(a) of this Agreement), and only in the form and manner approved in advance by the other in writing. In connection with the use of the Licensed Marks on all promotional materials and advertising related to the Co-Branded Yellow Pages Service or the Co-Branded White Pages Service, each party shall include any legal notice evidencing ownership of or registration of the Licensed Marks by the other. The parties agree never to directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of the other's Licensed Marks or any registration or application for registration of the other's Licensed Marks. All use of the Licensed Marks shall be in accordance with all applicable laws and regulations and in compliance with any regulatory agency that has jurisdiction over such matters. The parties shall promptly notify one another of any conduct on the part of third parties, of which they have actual knowledge, which they deem to be an infringement, an act of unfair competition or dilution of the other's Licensed Marks. The owner of such Licensed Marks will thereafter have the sole right and discretion to bring proceedings alleging infringement, unfair competition or dilution of its Licensed Marks, or to take any other action, related thereto, and the other shall reasonably cooperate and assist the other with respect to any such proceedings, at the other's expense. The licenses provided for herein shall automatically expire if not sooner revoked, immediately upon the expiration or earlier termination of this Agreement, at which time each party will cease using the other's Licensed Marks.

        12.    Termination.

        a.    Termination for Cause.    This Agreement may be terminated by either Party immediately upon notice to the other Party and without further notice if the other Party:

              i.  engages in any unlawful business practice related to that Party's performance under the Agreement;

             ii.  breaches any of its obligations under the Agreement in any material respect, which breach is not remedied within thirty (30) days following written notice to the breaching Party;

            iii.  assigns this Agreement or any of its rights hereunder, except as expressly authorized by the terms of this Agreement;

            iv.  has a receiver or similar party appointed for its property, becomes insolvent, acknowledges its insolvency in any manner, ceases to do business, makes an assignment for the benefit of its creditors; or

             v.  files a voluntary petition for relief under, or is otherwise adjudged insolvent or bankrupt under any applicable bankruptcy or insolvency laws of the United States of America or any of its states.

        b.    Change of Control.    Either Party may terminate this Agreement, upon thirty (30) days' written notice to the other Party, in the event that there is a Change of Control of MyAreaGuide.com.

        c.    Effect of Termination and Survival.    Any termination pursuant to this Section will be without any liability or obligation of the terminating Party, other than with respect to any breach of the Agreement prior to termination and the Parties will immediately cease representing to the public any affiliation between them in connection with the subject matter of the Agreement. Upon the termination or expiration of this Agreement:

              i.  All licenses granted herein shall terminate;

             ii.  MyAreaGuide.com shall cease any and all storage and use of all Search Results and the Verizon Licensed Marks, and provide to Verizon, within ten (10) days after the termination or expiration of this Agreement, a written certification from an officer of MyAreaGuide.com that all Search Results in MyAreaGuide.com's possession or control has been destroyed and deleted, or returned, to Verizon;

            iii.  Verizon shall cease any and all storage and use of the MyAreaGuide.com Licensed Marks; and

            iv.  Any and all Confidential Information belonging to the other Party shall be returned, or destroyed and deleted.

        13.    Confidential Information.

        a.    Covenant Not to Disclose.    Each of the Parties covenants and agrees that (i) it will not disclose Confidential Information to any third party, or otherwise use such information for its own benefit except as expressly permitted in this Agreement, or without the prior written consent of the Disclosing Party, and further, that (ii) it will use its reasonable efforts, or such greater efforts as it may use to maintain and protect the confidentiality of its own Confidential Information, in order to maintain and protect the confidentiality of all Confidential Information received from the other Party hereunder.

Notwithstanding the foregoing, each Party may disclose Confidential Information as required by government or judicial order, provided that the Party ordered to disclose such Confidential Information gives the other party prompt notice of such order and complies with any protective order (or equivalent) imposed on such disclosure.

        b.    Confidential Agreement.    Each of the Parties hereby acknowledges and agrees that the terms and conditions of this Agreement itself are confidential and may not be disclosed without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

        14.    Representations and Warranties.

        a.    Mutual.    Each Party represents and warrants to the other that:

              i.  It has all requisite power and authority to enter into, execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement in accordance with the provisions hereof, and that this Agreement has been duly and validly executed by such Party and constitutes a valid and binding obligation of such party enforceable in accordance with its terms.

             ii.  Its execution of this Agreement, its performance of its obligations hereunder, and the rights and licenses granted to the other Party herein (and the other Party's exercise of such rights and licenses) will not conflict with or result in a breach or violation of any of the terms or provisions, or constitute a default under any agreement it may have with any third party.

        b.    Verizon.    Verizon hereby represents and warrants to MyAreaGuide.com that (i) it is the owner of, or has a license to use (and grant the license set forth herein relating to) the Verizon Licensed Marks, and (ii) there is no pending or, to Verizon's knowledge, threatened claim, action or proceeding against Verizon with respect to the Verizon Licensed Marks

        c.    MyAreaGuide.com.    MyAreaGuide.com hereby represents and warrants to Verizon that (i) it is the owner of, or has a license to use (and grant the license set forth herein relating to) the MyAreaGuide.com Licensed Marks, (ii) there is no pending or, to MyAreaGuide.com's knowledge, threatened claim, action or proceeding against MyAreaGuide.com with respect to the MyAreaGuide.com Licensed Marks, and (iii) it will not engage in, or permit anyone acting under its direction or control to engage in, any conduct intended to artificially increase or inflate the number of Click-Throughs or Yellow Pages Payable Searches generated hereunder for the purpose of increasing the amount of compensation payable to MyAreaGuide.com hereunder.

        15.    Indemnification.

        a.    Mutual.    Each Party shall and does hereby agree to indemnify, defend and hold the other harmless from and against Damages suffered or incurred by the Indemnified Party in connection with any Proceeding against the Indemnified Party arising from the Indemnifying Party's:

              i.  Breach of any representation, warranty, covenant or material obligation set forth herein;

             ii.  Negligence, gross negligence or willful misconduct in the performance of its obligations under this Agreement, or that of its employees, agents, subcontractors or representatives; or

            iii.  Infringement upon any third party's intellectual property rights (including without limitation, any third party trademark, trade secret, copyright, patent rights, right of attribution and any other statutory and common law intellectual property rights of any kind), privacy rights or other rights of any third party.

        b.    Verizon.    Verizon shall further indemnify, defend and hold MyArcaGuide.com harmless from and against any and all Damages suffered or incurred by MyAreaGuide.com in connection with any Proceeding against MyAreaGuide.com arising from any Search Results provided by Verizon hereunder which violate any applicable local, state or federal licensing requirement or any applicable law

(including without limitation, laws prohibiting false, fraudulent, deceptive or misleading advertising and laws prohibiting defamation, obscenity, indecency and pornography), to the extent that such Search Results were displayed as required under this Agreement without modification by MyAreaGuide.com.

        c.    MyAreaGuide.com.    MyAreaGuide.com shall further indemnify, defend and hold Verizon harmless from and against any and all Damages suffered or incurred by Verizon in connection with any Proceeding against Verizon arising from any content on the MyAreaGuide.com Web Site (except as to any Search Results provided by Verizon hereunder to the extent that such Search Results were displayed as required under this Agreement without modification by MyAreaGuide.com) which violates any applicable local, state or federal licensing requirement or any applicable law (including without limitation, laws prohibiting false, fraudulent, deceptive or misleading advertising and laws prohibiting defamation, obscenity, indecency and pornography).

        d.    Notice of Claim.    A Party seeking indemnification from the Indemnifying Party shall promptly notify the Indemnifying Party of any claim giving rise to such right, and shall reasonably cooperate with the Indemnifying Party in the defense and/or settlement of any such claims; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to, or prejudices or detrimentally impacts the Indemnified Party in any way, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require the Indemnified Party's prior written consent, which may not to be unreasonably withheld or delayed, and such Indemnified Party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim, at its sole cost and expense.

        16.    LIMITATION OF LIABILITY; DISCLAIMERS.

        a.    GENERAL.    EXCEPT WITH RESPECT TO THE PARTIES' OBLIGATIONS UNDER SECTION 11 (INTELLECTUAL PROPERTY), SECTION 13 (CONFIDENTIAL INFORMATION) AND SECTION 15 (INDEMNIFICATION) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT WITH RESPECT TO THE PARTIES' OBLIGATIONS UNDER SECTION 11 (INTELLECTUAL PROPERTY), SECTION 13 (CONFIDENTIAL INFORMATION) AND SECTION 15 (INDEMNIFICATION) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A CUMULATIVE BASIS EXCEED THE TOTAL AMOUNTS PAYABLE BY VERIZON UNDER THIS AGREEMENT. VERIZON WILL NOT BE LIABLE FOR, OR CONSIDERED TO BE IN BREACH OF OR IN DEFAULT, ON ACCOUNT OF ANY DELAY OR FAILURE TO PERFORM AS ANTICIPATED BY THE PARTIES, OR IF ITS SITE BECOMES INOPERABLE OR INCAPABLE OF PERFORMING AS INTENDED. NEITHER PARTY MAKES ANY REPRESENTATIONS THAT THE AVAILABILITY OF ITS SITE OR SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE, AND NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS IN AVAILABILITY.

        b.    Disclaimers.    Under no circumstances should this Agreement be construed as:

              i.  Obligating Verizon to deliver or otherwise provide to MyAreaGuide.com all or any portion of the SuperPages.com Business Database or the SuperPages.com Residential Database, except in the form of specific Search Results provided in response to specific Search Criteria submitted by end users of the MyAreaGuide.com Web Site and only as set forth herein, or any information which Verizon is contractually prohibited from disclosing to any third party;

             ii.  Allowing MyAreaGuide.com any right or license to access, use or distribute all or any portion of the SuperPages.com Business Database or the SuperPages.com Residential Database, except as expressly provided herein; or

            iii.  Obligating Verizon to provide MyAreaGuide.com with direct or remote access to SuperPages.com Server(s), or to otherwise allow MyAreaGuide.com the ability to remotely install, implement, modify or support the SuperPages.com Service or any portion thereof.

        c.    WAIVER OF WARRANTIES.    EACH OF THE PARTIES HEREBY DISCLAIMS, AND THE OTHER HEREBY WAIVES, ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF THE PARTIES HEREBY ACKNOWLEDGES AND AGREES THAT THE OTHER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHICH ARE NOT OTHERWISE CONTAINED IN THIS AGREEMENT.

        17.    Dispute Resolution.

        a.    Injunctive Relief.    The Parties agree that the breach by either of them of their respective obligations regarding the Verizon Licensed Marks (in the case of MyAreaGuide.com) and MyAreaGuide.com Licensed Marks (in the case of Verizon), or Confidential Information would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any such breach or threatened breach by either Party of such obligations or covenants, then the other Party will be entitled to temporary and permanent injunctive relief, in addition to any other remedies to which it may be entitled, at law or in equity.

        b.    Negotiations.    Except as to any dispute giving rise to a claim for injunctive relief, the parties will use their commercially reasonable efforts to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between the parties prior to the commencement of formal legal proceedings. Consequently, the parties agree to use the following alternative procedure prior to the commencement of any formal legal proceedings:

  Dispute Resolution Procedure:    At the written request of a Party, each Party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve and dispute arising under this Agreement. The parties intend that non-lawyer business representatives conduct these negotiations. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement and therefore deemed inadmissible in any litigation that may ensue. In the event that one Party does not respond to the other Party's request for such negotiations within 5 business days of such request, then the requesting Party may commence formal legal proceedings.

        18.    Independent Contractors. No Agency.

        Each Party is an independent contractor. Neither Party may waive any right, nor incur, assume or create any debt, obligation or contract of any kind in the name of, or on behalf of, the other. Nothing in this Agreement shall be construed so as to create between the Parties any agency, partnership, joint venture, employment relationship or franchise. Neither Party nor its employees shall be eligible for any employment benefits provided by the other to its employees.

        19.    General.

        a.    Assignment.    Neither Party may assign this Agreement, or any rights, licenses or obligations herein, without the other Party's written consent. Any attempt to assign this Agreement other than as permitted above will be voidable at the election of the other Party. Notwithstanding the foregoing, MyAreaGuide.com acknowledges and agrees that (i) Verizon may assign its rights under this Agreement to an Affiliate of Verizon without MyAreaGuide.com's consent, and (ii) such Affiliate of Verizon is fully bound by all of the obligations of Verizon under this Agreement.

        b.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law provisions, and any amendment shall be in writing and signed by authorized representatives of each of the Parties.

        c.    Attorneys' Fees.    If it becomes necessary for one Party to commence an action against the other to determine either Party's rights under this Agreement, the prevailing Party in such action shall be entitled to recover all costs, including reasonable attorneys' fees, associated with the action. Such relief is in addition to any other relief that may be awarded to the prevailing Party.

        d.    Notice.    Any notice under this Agreement will be in writing and delivered by personal delivery, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail to the Parties, their successors in interest or their assigns at the addresses set forth below. Either Party may from time to time change the individual to receive notices or its address by giving the other Party notice of the change in accordance with this section.

  If to Verizon:

  Verizon Directories Corp.
  Verizon Place, 2200 West Airfield Drive
  P.O. Box 619810
  DFW Airport, Texas 75261-9810
  Attn: President—Internet Division
  Fax: 972-453-8723

  With a copy to:

  Verizon Directories Corp.
  Attn: Vice President and General Counsel
  Verizon Place, 2200 West Airfield Drive
  P.O. Box 619810
  DFW Airport, Texas 75261-9810
  Fax: 972-453-6869

  If to MyAreaGuide.com:

  Dustin Moore
  Vice President of Operations
  MyAreaGuide.com, Inc.
  1240 East 100 South, Suite 5
  St. George, Utah 84790

  With copy to:

  Barry E. Clarkson, Esq.
  Clarkson & Draper, LLC
  1240 East 100 South, Suite 222
  St. George, Utah 84790

        e.    Entire Agreement.    This Agreement is the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

        f.    Severability.    In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

        g.    Force Majeure.    No delay in or failure of performance by either Party under this Agreement will be considered a breach to the extent caused by the occurrence of any event beyond its reasonable control, including but not limited to Acts of God, power outages, governmental restrictions, strike, catastrophic or unusual internet delays, outages or congestion, denial of service attacks, and other "hacker" activity.

        h.    Survival.    Any Section of this Agreement that contemplates survival after the Term shall survive the completion, expiration, termination or cancellation of this Agreement.

        In Witness Whereof, the undersigned have executed this Agreement on the date(s) written below, but effective as of the date first written above.

Verizon:
Verizon Directories Corp.
By:	/s/ ILLEGIBLE
Title:	PRESIDENT—INTERNET DIVISION
Date:	ILLEGIBLE
MyAreaGuide.com:
Dustin Moore MyAreaGuide.com, Inc.
By:	/s/ DUSTIN MOORE
Title:	VP ILLEGIBLE
Date:	12/02/04

Exhibit A

MyAreaGuide.com Licensed Marks

[GRAPH]

Exhibit B

States

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Exhibit D

Figure 1
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[GRAPH]

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